Exhibit 7.3

EXECUTION VERSION

CHAIRMAN ROLLOVER AGREEMENT

This CHAIRMAN ROLLOVER AGREEMENT (this “Agreement”) is made and entered into as of March 22, 2013 by and among Flora Bloom Holdings, a Cayman Islands exempted company (“Parent”), and Mr. Yu Chuan Yih (the “Rollover Person”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith Parent, Flora Fragrance Holdings Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Parent (“Merger Sub”), and LJ International Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”), are entering into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, as of date hereof, the Rollover Person is the registered holder and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of ordinary shares, par value US$0.01 per share, of the Company (each, a “Company Share”) as set forth under the heading “Shares – Company Shares” opposite the Rollover Person’s name on Schedule A hereto (such Shares, the “Rollover Shares”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger, the Rollover Person agrees to (a) the cancellation of his Rollover Shares for nil consideration in the Merger, and (b) subscribe for newly issued ordinary shares of Parent, par value US$0.0001 per share (each, a “Parent Share” and collectively, the “Parent Shares”) immediately prior to the Closing;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Person is entering into this Agreement; and

WHEREAS, the Rollover Person acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Person as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Parent and the Rollover Person hereby agree as follows:

1. Rollover Shares.

(a) Subscription of Parent Shares. Immediately prior to the Closing, Parent shall issue to the Rollover Person, and the Rollover Person (or, if designated by the Rollover Person in writing, in the name of an affiliate of the Rollover Person) shall subscribe for, the number of Parent Shares at a subscription price of US$0.0001 per share as set forth under the heading “Shares – Parent Shares” opposite the Rollover Person’s name in Schedule A hereto. The Rollover Person hereby acknowledges and agrees that he shall have no right to any Merger Consideration in respect of his Rollover Shares.

(b) Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, the Rollover Person agrees that his Rollover Shares shall be cancelled at the Closing for nil consideration in connection with the Merger.

(c) Closing. Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Sections 7.01 and 7.02 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Parent Shares contemplated hereby shall take place immediately prior to the Closing.

2. Irrevocable Election.

(a) The execution of this Agreement by the Rollover Person evidences, subject to Section 6 hereof, the irrevocable election and agreement by the Rollover Person to subscribe for Parent Shares and agree to the cancellation of his Rollover Shares on the terms and conditions set forth herein. In furtherance of the foregoing, subject to that certain share charge dated March 22, 2013 between the Rollover Person as chargor and Urban Prosperity Holding Limited as chargee (the “Share Charge”), the Rollover Person covenants and agrees that from the date hereof until any termination of this Agreement pursuant to Section 5 hereof, the Rollover Person shall not, directly or indirectly, (i) tender any Rollover Shares into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of, any Rollover Shares or any right, title or interest thereto or therein (including by operation of law) including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Rollover Shares and which (x) has, or would reasonably be expected to have, the effect of reducing or limiting the Rollover Person’s economic interest in such Rollover Shares and/or (y) grants a third party the right to vote or direct the voting of such Rollover Shares (any such transaction, a “Derivative Transaction”), (iii) deposit any Rollover Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than that certain Voting Agreement of even date herewith by and among Parent and the Rollover Person (the “Voting Agreement”)) with respect to any Rollover Shares, (iv) knowingly take any action that would make any representation or warranty of the Rollover Person set forth in this Agreement untrue or incorrect or would prevent or delay the

Rollover Person from performing any of his obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). Any purported Transfer in violation of this paragraph shall be void.

(b) The Rollover Person further covenants and agrees that he shall promptly (and in any event within forty-eight (48) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by the Rollover Person, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof.

3. Representations and Warranties of the Rollover Person. To induce Parent to issue the Parent Shares and Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, except as provided for and in accordance with the Share Charge, the Rollover Person makes the following representations and warranties to Parent, each and all of which shall be true and correct as of the date of this Agreement and as of the Closing:

(a) Ownership of Shares. (i) The Rollover Person (A) is the beneficial owner of, and has good and valid title to, the Rollover Shares, free and clear of Liens other than as created by this Agreement and the Voting Agreement, and (B) has sole or shared (together with affiliates controlled by the Rollover Person only) voting power, power of disposition, and power to demand dissenter’s rights (if applicable), in each case with respect to all of the Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities laws, laws of the British Virgin Islands, and the terms of this Agreement and the Voting Agreement; (ii) the Rollover Shares are not subject to any voting trust agreement or other Contract to which the Rollover Person is a party restricting or otherwise relating to the voting or Transfer of the Rollover Shares other than this Agreement and the Voting Agreement; and (iii) the Rollover Shares are not Transferred pursuant to any Derivative Transaction. As of the date hereof, other than the Rollover Shares, the Rollover Person does not own, beneficially or of record, any Shares, Company Options, other securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities). The Rollover Person has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Rollover Shares, except as contemplated by this Agreement or the Voting Agreement.

(b) Organization, Standing and Authority. The Rollover Person has full legal power and capacity to execute and deliver this Agreement and to perform the Rollover Person’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Rollover Person and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Rollover Person, enforceable against the Rollover Person in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If the Rollover Person is married, and any of the Rollover Shares of the Rollover Person constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by the Rollover Person’s spouse and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Rollover Person’s spouse, enforceable against the Rollover Person’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Rollover Person for the execution, delivery and performance of this Agreement by the Rollover Person or the consummation by the Rollover Person of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by the Rollover Person nor the consummation by the Rollover Person of the transactions contemplated hereby, nor compliance by the Rollover Person with any of the provisions hereof shall (A) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of the Rollover Person pursuant to any Contract to which the Rollover Person is a party or by which the Rollover Person or any property or asset of the Rollover Person is bound or affected, or (B) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Rollover Person or any of the Rollover Person’s properties or assets.

(d) Litigation. There is no Action pending against the Rollover Person or, to the knowledge of the Rollover Person, any other Person or, to the knowledge of the Rollover Person, threatened against the Rollover Person or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by the Rollover Person of his obligations under this Agreement.

(e) Reliance. The Rollover Person understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Rollover Person’s execution and delivery of this Agreement and the representations and warranties of the Rollover Person contained herein.

(f) Receipt of Information. The Rollover Person has been afforded the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, representatives of Parent and Merger Sub concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Parent Shares. The Rollover Person acknowledges that he has been advised to discuss with his own counsel the meaning and legal consequences of the Rollover Person’s representations and warranties in this Agreement and the transactions contemplated hereby.

4. Representations and Warranties of Parent. Parent makes the following representations and warranties to the Rollover Person, each and all of which shall be true and correct as of the date of this Agreement and as of the Closing:

(a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Rollover Person, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any property or asset of Parent is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets.

(c) Issuance of Parent Shares. The Parent Shares to be issued under this Agreement, when issued and delivered in accordance with the terms hereof and payment of the subscription price therefor, are duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens, other than restrictions arising under applicable securities laws and the Parent Shareholders Agreement (as defined below).

5. Other Covenants and Agreements.

(a) The Rollover Person shall bear and pay, reimburse, indemnify and hold harmless Parent, Merger Sub and any affiliate thereof (collectively, the “Indemnified Parties”) for, from and against (i) any and all liabilities for PRC Taxes imposed upon, incurred by or asserted against any of the Indemnified Parties, arising from or attributable to the receipt of Parent Shares by the Rollover Person or his affiliates pursuant to this Agreement (collectively, the “Tax Liabilities”) and (ii) any reasonable costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, interests, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the Tax Liabilities. For the avoidance of doubt, the term “Tax Liabilities” shall include any and all liability for PRC Taxes suffered by any of the Indemnified Parties as a result of the payments described in clause (i) above, including without limitation, any liability for withholding Taxes.

(b) The Rollover Person shall negotiate in good faith with the relevant parties the terms and conditions of a shareholders agreement to be entered into by the Rollover Person and Parent, among other parties, at the Closing (the “Parent Shareholders Agreement”).

(c) The Rollover Person, if deemed a PRC resident (as defined under SAFE Circular 75) and subject to any of the registration or reporting requirements of SAFE Circular 75, shall, as soon as practicable after the date hereof, submit an application to the State Administration of Foreign Exchange (“SAFE”) for the registration or amendment registration of his holding of Company Shares (whether directly or indirectly) in the Company in accordance with the requirements of SAFE Circular 75 (or any successor Law, rule or regulation) and complete such registration prior to the Closing.

6. Termination. This Agreement, and the obligation of the Rollover Person to the cancellation of the Rollover Shares, will terminate immediately upon the valid termination of the Merger Agreement in accordance with its terms; provided, that this Section 6 and Section 8 shall survive the termination of this Agreement, and the parties hereto shall continue to be liable for breaches of this Agreement occurring prior to the termination of this Agreement.

7. Further Assurances. The Rollover Person hereby covenants that, from time to time, the Rollover Person will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to cancel all of the Rollover Shares in accordance with the terms of this Agreement.

8. Miscellaneous.

(a) Amendments and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto.

(b) Waiver. No failure or delay of any party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

(c) Survival of Representations and Warranties. All representations and warranties of the Rollover Person and Parent contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(d) Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (i) upon receipt if delivered personally, or if by email or facsimile, upon confirmation of receipt by email or facsimile, (ii) one Business Day after being sent by express courier service, or (iii) three Business Days after being sent by registered or certified mail, return receipt requested. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Rollover Person, in accordance with the contact information set forth next to the Rollover Person’s name on Schedule A hereto.

If to Parent:

Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town

Grand Cayman KY1-9005

Cayman Islands

with a copy to:

Mr. Yu Chuan Yih

c/o LJ International Inc.

Unit #12, 12/F, Block A

Focal Industrial Centre

21 Man Lok Street

Hung Hom, Kowloon, Hong Kong

Facsimile: +86 755 2526 0329

Email: yih@ljintl.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

Suite 1901, Shui On Plaza

No. 333 Middle Huai Hai Road

Shanghai 200021

China

Attention: Mr. Joseph Chan

Facsimile: +86 21 5306 8966

Email: joseph.chan@sidley.com

and

Urban Prosperity Holding Limited

190 Elgin Avenue

George Town

Grand Cayman KY1-9005

Cayman Islands

with a copy to:

FountainVest Partners (Asia) Limited

Suite 705-708, ICBC Tower

3 Garden Road

Central, Hong Kong

Attention: Mr. George Chuang / Mr. Edward Yu / Mr. Brian Lee

Facsimile: +852 3107 2490

Email: georgechuang@fountainvest.com / edwardyu@fountainvest.com / brianlee@fountainvest.com with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson

1601 Chater House

8 Connaught Road Central

Hong Kong

Attention: Mr. Douglas Freeman / Mr. Victor Chen

Facsimile: +852 3760 3611

E-mail: douglas.freeman@friedfrank.com / victor.chen@friedfrank.com

(e) Entire Agreement. This Agreement (together with the Merger Agreement, the Consortium Agreement dated August 13, 2012 by and between Urban Prosperity Holding Limited, an affiliate of FountainVest Partners, and the Rollover Person and the Voting Agreement to the extent referred to in this Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

(f) Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement, provided that, the Company is an express third party beneficiary of the covenant in Section 1, and assuming full performance by the Rollover Person thereof, shall have the right directly to enforce specifically Section 1 of this Agreement against the Rollover Person and Parent in accordance with, and to the extent expressly permitted by, Section 9.07 of the Merger Agreement.

(g) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to (to the greatest extent a New York court would permit) any applicable conflicts of law principles that would cause the application of the laws of any other jurisdiction.

(h) Jurisdiction; Enforcement. The parties hereto agree that any Action brought by any party hereto to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any State of New York or United States Federal court sitting in the Borough of Manhattan, the City of New York. Each party hereto submits to the jurisdiction of any such court in any Action seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Action. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum.

(i) Specific Performance. The parties hereto acknowledge and agree that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and therefore agree that, in addition to and without limiting any other remedy or right available, each party hereto will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(j) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of the Rollover Person, his estate, heirs, beneficiaries, personal representatives and executors.

(k) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(l) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF EACH OF THE PARTIES HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

(m) Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile or, pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.

(n) No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

IN WITNESS WHEREOF, Parent and the Rollover Person have caused to be executed or executed this Agreement as of the date first written above.

PARENT:

FLORA BLOOM HOLDINGS

By:	/s/ Neil Gray
	Name:	Neil Gray
	Title:	Director

[SIGNATURE PAGE – CHAIRMAN ROLLOVER AGREEMENT]

ROLLOVER PERSON:

YU CHUAN YIH

/s/ Yu Chuan Yih

[SIGNATURE PAGE – CHAIRMAN ROLLOVER AGREEMENT]

Schedule A

Rollover Person	Address and Facsimile	Shares
		Company Shares		Parent Shares

Yu Chuan Yih	c/o LJ International Inc. Unit #12, 12/F, Block A Focal Industrial Centre 21 Man Lok Street Hung Hom, Kowloon, Hong Kong Facsimile: +852 2764 3783	3,390,053	*	3,390,053

*	1,855,700 of the 3,390,053 Company Shares are held by Ka Man Au as a nominee for the Rollover Person (such Company Shares, the “Nominee Shares”). Immediately after the date hereof and in any event prior to the Closing, the Rollover Person shall procure that the Nominee Shares be removed from The Depositary Trust and Clearing Corporation (DTC) System and be registered in the name of the Rollover Person on the share register of the Company.